Exhibit 5.5

Consent of Donald G. Colli

Reference is made to the Annual Report on Form 40-F for the year ended December 31, 2006 (the “Annual Report”) of Queenstake Resources Ltd. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I hereby consent to the references to my name under the heading “Narrative Description of the Business — Principal Operating Property — Jerritt Canyon Mine — Mineral Reserve and Resource Estimates” in the Company’s Annual Information Form and to all other references to my name included or incorporated by reference in the Annual Report and in the Company’s Registration Statement on Form S-8 (No. 333-119779), which incorporates by reference the Annual Report.

Very truly yours

/s/ Donald G. Colli
Name: Donald G. Colli
Title: Manager of Mineral Resources,
Queenstake Resources Ltd.

March 29, 2007